As filed with the United States Securities and Exchange Commission on October 10, 2017

Registration No. 333-187452

Registration No. 333-29353

Registration No. 333-24473

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT  NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-187452

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-29353

POST-EFFECTIVE AMENDMENT  NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-24473

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

WEST CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	47-0777362
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

11808 Miracle Hills Drive Omaha, Nebraska	68154
(Address of principal executive office)	(Zip Code)

West TeleServices Corporation 1996 Stock Incentive Plan

West TeleServices Corporation 1997 Employees Stock Purchase Plan.

West Corporation 2006 Executive Incentive Plan

West Corporation 2013 Long-Term Incentive Plan

West Corporation Nonqualified Deferred Compensation Plan

West Corporation 2013 Employee Stock Purchase Plan

(Full Titles of the Plans)

David C. Mussman

Executive Vice President, Secretary and General Counsel

11808 Miracle Hills Drive

Omaha, Nebraska 38154

(Name and address of agent for service)

(402) 963-1200

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (the “Post-Effective Amendment”) relates to the following registration statements of West Corporation (f/k/a West Teleservices Corporation), a Delaware corporation (the “Registrant”), on Form S-8 (the “Registration Statements”):

•	Registration Statement No. 333-187452, filed with the SEC on March 22, 2013, registering 8,500,000 shares of common stock of West Corporation, par value $0.001 per share (the “Common Stock”), reserved for issuance under the West Corporation 2013 Long-Term Incentive Plan, 1,000,000 shares of Common Stock reserved for issuance under the West Corporation 2013 Employee Stock Purchase Plan, 3,193,491 shares of Common Stock reserved for issuance pursuant to the exercise of outstanding stock options under the West Corporation 2006 Executive Incentive Plan and 3,300,000 shares of Common Stock reserved for issuance pursuant to the satisfaction of deferred compensation obligations under the West Corporation Nonqualified Deferred Compensation Plan.

•	Registration Statement No. 333-29353,filed with the SEC on June 16, 1997, registering 2,000,000 shares of common stock of West Teleservices Corporation, par value $0.01 per share, reserved for issuance under the West TeleServices Corporation 1997 Employees Stock Purchase Plan.

•	Registration Statement No. 333-24473, filed with the SEC on April 3, 1997, registering 9,499,500 shares of common stock of West Teleservices Corporation, par value $0.01 per share, reserved for issuance under the West TeleServices Corporation 1996 Stock Incentive Plan.

On October 10, 2017, pursuant to that certain Agreement and Plan of Merger, dated as of May 9, 2017 (the “Merger Agreement”), by and among the Registrant, Mount Olympus Holdings, Inc., a Delaware corporation (“Parent”), Olympus Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent, the Registrant became a wholly-owned subsidiary of Parent.

As a result of the transactions contemplated by the Merger Agreement, the Registrant has terminated all offerings of the Registrant’s securities pursuant to the Registration Statements.

Accordingly, the Registrant hereby terminates the effectiveness of the Registration Statements and, in accordance with undertakings made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance but remain unsold at the termination of the offering, removes from registration any and all securities of the Registrant that had been registered for issuance but remain unsold under the Registration Statements. The Registration Statements are hereby amended to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Omaha, State of Nebraska, on this 10th day of October, 2017. No other person is required to sign this Post-Effective Amendment to the Registration Statements in reliance upon Rule 478 under the Securities Act of 1933, as amended.

WEST CORPORATION

By:	/s/ Jan D. Madsen
Name: Jan D. Madsen
Title: Chief Financial Officer